Exhibit k.10

EXECUTION COPY

GSC PARTNERS CDO INVESTORS III, L.P.

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

Dated as of August 27, 2001

		Table of Contents

Section			Page
		ARTICLE I

		GENERAL PROVISIONS

1.1	.	Definitions	1
1.2	.	Name and Office	7
1.3	.	Purposes	8
1.4	.	Term	8
1.5	.	Fiscal Year	8
1.6	.	Powers	8
1.7	.	Specific Authorization	10
1.8	.	Admission of the Limited Partner	10
1.9	.	Expenses	11

		ARTICLE II

		THE GENERAL PARTNER

2.1	.	Management of the Fund, etc.	11
2.2	.	Reliance by Third Parties	11
2.3	.	Liability of the General Partner and Other Covered Persons	11
2.4	.	Bankruptcy or Dissolution of the General Partner	12
2.5	.	Conflicts of Interest	12

		ARTICLE III

		THE LIMITED PARTNER
3.1	.	No Participation in Management, etc.	13
3.2	.	Limitation of Liability	13
3.3	.	Bankruptcy, Dissolution or Withdrawal of the Limited Partner	13

		ARTICLE IV

		INVESTMENTS

i

4.1	.	Investment in the CDO Fund	14
4.2	.	Temporary Investments	14

		ARTICLE V

		CAPITAL COMMITMENTS; CAPITAL CONTRIBUTIONS

5.1	.	Capital Commitments	14
5.2	.	Capital Contributions	14
5.3	.	Partners that Default on Capital Contributions	14
5.4	.	CDO Fund Failure to Close	16
5.5	.	For Cause Removal of Collateral Manager	16
5.6	.	Replacement of Portfolio Manager	16
		ARTICLE VI

		CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS;
		WITHHOLDING

6.1	.	Capital Accounts	16
6.2	.	Adjustments to Capital Accounts	16
6.3	.	Distributions of Distributable Cash	17
6.4	.	Tax Distributions	18
6.5	.	General Distribution Provisions	18
6.6	.	Distributions in Kind	18
6.7	.	Negative Capital Accounts	19
6.8	.	No Withdrawal of Capital	19
6.9	.	Allocations to Capital Accounts	20
6.10	.	Tax Allocations and Other Tax Matters	20
6.11	.	Withholding	20

		ARTICLE VII

		THE MANAGER
			22
7.1	.	Appointment of the Manager

		ARTICLE VIII

		BOOKS AND RECORDS; REPORTS TO PARTNERS; ETC

8.1	.	Maintenance of Books and Records	22
8.2	.	Audits and Reports	23
8.3	.	Meetings with the Limited Partner	23
8.4	.	Tax Returns and Tax Information	23
8.5	.	Banking	24

		ARTICLE IX

		INDEMNIFICATION

9.1	.	Indemnification of Covered Persons	24
9.2	.	Return of Certain Distributions to Fund Indemnification	26
9.3	.	Other Source of Recovery	27

		ARTICLE X

		TRANSFERS

10.1	.	Transfers by the Limited Partner	27
10.2	.	Conditions to Transfer	28
10.3	.	Opinion of Counsel	29
10.4	.	Substitute Partners	29
10.5	.	No Transfers by the General Partner	30
		ARTICLE XI

		DISSOLUTION AND WINDING UP OF THE FUND

11.1	.	Dissolution	30
11.2	.	WindingUp	31
11.3	.	Notice of Dissolution	32

		ARTICLE XII

		AMENDMENTS; POWER OF ATTORNEY; REPRESENTATIONS

12.1	.	Amendments	33
12.2	.	Power of Attorney	33
12.3	.	Representations	35

		ARTICLE XIII

		MISCELLANEOUS

13.1	.	Notices	38
13.2	.	Counterparts	38
13.3	.	Table of Contents and Headings	38
13.4	.	Successors and Assigns	38
13.5	.	Severability	38
13.6	.	Further Actions	39
13.7	.	Determinations of the Partners	39
13.8	.	Non-Waiver	39
13.9	.	Applicable Law	39
13.10	.	No Waiver of Immunity	40
13.11	.	Confidentiality	40
13.12	.	Survival of Certain Provisions	40
13.13	.	Waiver of Partition	40
13.14	.	Entire Agreement	40

Schedule A	Partners, Capital Commitments and Sharing Percentages

GSC PARTNERS CDO INVESTORS III, L.P.

     This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of GSC Partners CDO Investors III. L.P., a Cayman Islands exempted limited partnership (the “Fund”), is made and entered into as of August 27, 2001, by and among GSC Partners CDO GP III, L.P., a Cayman islands exempted limited partnership, as the general partner of the Fund, the Initial Limited Partner and the Limited Partner. Capitalized terms used herein without definition have the meanings specified in Section 1.1.

R E C I T A L S:

     WHEREAS, the Fund is an exempted limited partnership, formed and registered under the Partnership Law pursuant to the Limited Partnership Agreement of the Fund, dated as of August 27, 2001 (the “Original Agreement”); and

     WHEREAS, the General Partner, the Initial Limited Partner and the Limited Partner wish to amend and restate the Original Agreement in its entirety and to enter into this Agreement;

     NOW, THEREFORE, the parties hereto hereby agree to continue the Fund and hereby amend and restate the Original Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:

ARTICLE I

GENERAL PROVISIONS

     1.1. Definitions. As used herein the following terms have the meanings set forth below:

     “Adjustment Date” shall mean the last day of each Fiscal Year or any other date that the General Partner determines to be appropriate for an interim closing of the Fund’s books.

     “Advisers Act” shall mean the U.S. Investment Advisers Act of 1940, as amended from time to time.

     “Affiliate” shall mean, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified, provided that the CDO Fund shall not be deemed to be an “Affiliate” of the Manager, the General Partner or the Fund.

     “Agreement” shall mean this Amended and Restated Limited Partnership Agreement, including the Schedule A hereto, as amended, supplemented or restated from time to time.

     “Available Assets” shall mean, as of any date, the excess of (a) the cash, cash equivalent items and Temporary Investments held by the Fund over (b) the sum of the amount of such items as the General Partner determines to be necessary for the payment of the Fund’s expenses, liabilities and other obligations (whether fixed or contingent), and for the establishment of appropriate reserves for such expenses, liabilities and obligations as may arise, including the maintenance of adequate working capital for the continued conduct of the Fund’s investment activities and operations.

     “Business Day” shall mean any day other than (a) Saturday and Sunday and (b) any other day on which banks located in New York City are required or authorized by law to remain closed.

     “Capital Account” shall have the meaning set forth in Section 6.1.

     “Capital Commitment” shall mean, with respect to any Partner, the amount set forth opposite the name of such Partner on Schedule A hereto, as amended from time to time.

     “Capital Contribution” shall mean, with respect to any Partner, the amount of capital contributed by such Partner pursuant to a single Drawdown Notice or the aggregate amount of such contributions made, as the context may require, by such Partner to the Fund pursuant to this Agreement.

     “CDO Closing” shall have the meaning set forth in Section 5.4.

      “CDO Fund” shall have the meaning set forth in Section 1.3.

      “Claims” shall have the meaning set forth in Section 9.1(a) .

     “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

     “Collateral Manager” shall mean GSCP (NJ), L.P., a Delaware limited partnership, and any successor thereto.

     “Collateral Management Agreement” shall mean the agreement to be entered into between the CDO Fund and the Collateral Manager whereby the Collateral Manager shall provide certain services with respect to the collateral of the CDO Fund.

     “Covered Person” shall mean the General Partner, the Manager and each of their respective Affiliates; each of the current and former shareholders, officers, directors, employees, partners, members and managers of any of the General Partner, the Manager and each of their respective Affiliates; and any other Person designated by the General Partner as a Covered Person who serves at the request of the General Partner or the Manager on behalf of the Fund as an officer, director or employee of any other Person that is an Affiliate of the General Partner or the Fund.

     “Damages” shall have the meaning set forth in Section 9.1(a) .

     “Default” shall have the meaning set forth in Section 5.3(a) .

     “Defaulted Capital Commitment” shall have the meaning set forth in Section 5.3(b) .

     “Defaulting Partner” shall have the meaning set forth in Section 5.3(a) .

     “Disabling Conduct” shall mean, with respect to any Person, fraud, willful misfeasance, reckless disregard of duties in the conduct of such Person’s office or an act or omission by such Person that would not be consistent with the reasonable care, skill, prudence and diligence that a prudent expert would use in the conduct of an enterprise of like character and with like aims and in which such expert would have a comparable economic interest.

     “Distributable Cash” shall mean cash received by the Fund from the sale or other disposition of, or dividends, interest or other income from or in respect of, Securities of the CDO Fund or any Temporary Investment, or otherwise received by the Fund less cash used by the Fund to pay Fund Expenses or to make reimbursement payments pursuant to Section 1.9.

     “Drawdown Notice” shall have the meaning set forth in Section 5.2(b) .

     “First Funding Date” shall mean the date determined in the sole discretion of the General Partner on which each Partner is required to make a Capital Contribution in the amount equal to 50% of its Capital Commitment pursuant to Section 5.2(a),

     “Fiscal Year” shall mean the fiscal year of the Fund, as determined pursuant to Section 1.5.

     “Fund” shall have the meaning set forth in the preamble hereto.

     “Fund Expenses” shall mean the costs, expenses and liabilities that in the good faith judgment of the General Partner are incurred by or arise out of the operation and activities of the Fund, including: (a) reasonable premiums for insurance for indemnifiable acts and events protecting the Fund and any Covered Persons from liabilities to third Persons in connection with Fund affairs; (b) legal, custodial, accounting and auditing expenses, including expenses associated with the preparation of the Fund’s financial statements and tax returns and Schedule K-1s; (c) banking and consulting expenses; (d) appraisal expenses; (e) costs and expenses that are classified as extraordinary expenses under generally accepted accounting principles; (f) taxes and other governmental charges, fees and duties payable by the Fund; (g) Damages; (h) costs of reporting to the Partners and meetings with the Limited Partner; and (i) costs of winding up and liquidating the Fund; but not including Organizational Expenses or Manager Expenses.

     “Funding Date” shall have the meaning set forth in Section 5.2(b),

     “General Partner” shall mean GSC Partners CDO GP III, L.P., a Cayman Islands exempted limited partnership, and any additional or successor general partner admitted to the Fund as a general partner thereof in accordance with the terms hereof, as the context requires, in its capacity as a general partner of the Fund.

     “Indemnification Incident” shall have the meaning set forth in Section 9.1(h) .

     “Initial Closing” shall mean the date on which the Limited Partner executes this Agreement and is admitted to the Fund as a Partner.

     “Initial Limited Partner” shall mean GSCP (NJ), L.P., a Delaware limited partnership.

     “Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     “Limited Partner” shall mean Commonwealth of Pennsylvania Public School Employees’ Retirement System in its capacity as a limited partner of the Fund, and shall include its successors and permitted assigns to the extent admitted to the Fund as a limited partner in accordance with the terms hereof, in their capacities as limited partners of the Fund, and shall exclude any Person that ceases to be a Partner in accordance with the terms hereof.

     “Manager” shall mean GSCP (NJ), L.P., a Delaware limited partnership, and any other entity designated by the General Partner as a successor thereto.

     “Manager Expenses” shall mean the costs and expenses incurred by the Manager in providing for its and the General Partner’s normal operating overhead, including salaries of the Manager’s employees, rent and other expenses incurred in maintaining the Manager’s place of business, but not including Organizational Expenses or Fund Expenses.

     “Marketable Securities” shall mean Securities that are (a) traded on an established U.S. national or non-U.S. securities exchange or (b) reported through NASDAQ or a comparable established non-U.S. over-the-counter trading system or (c) otherwise traded over-the-counter or purchased and sold in transactions effected pursuant to Rule 144A under the Securities Act, in each case that the General Partner believes are marketable at a price approximating their Value within a reasonable period of time and are not subject to restrictions on Transfer under the Securities Act or subject to contractual restrictions on Transfer.

     “Material Adverse Effect” shall mean a violation of a statute, rule, regulation or governmental administrative policy of a U.S. federal or state or non-U.S. governmental authority applicable to a Partner that is reasonably likely to have a material adverse effect on the Fund, the CDO Fund, the General Partner, the Manager or any of their respective Affiliates or on any Partner or any Affiliate of any such Partner.

     “NASDAQ” shall mean the automated screen-based quotation system operated by the Nasdaq Stock Market, Inc., a subsidiary of the National Association of Securities Dealers, Inc., or any successor thereto.

     “Notes” shall mean the senior notes and the subordinated notes issued by the CDO Fund.

     “Offered Securities” shall mean the Notes and Preferred Shares, collectively.

     “Organizational Expenses” shall mean all reasonable costs and expenses incurred in connection with the formation and organization of the Fund which are not reimbursed by the CDO Fund, as determined by the General Partner, up to an amount not to exceed $500,000.

     “Original Agreement ” shall have the meaning set forth in the recitals hereto.

     “Partners” shall mean the General Partner and the Limited Partner.

     “Partnership Law” shall mean the Exempted Limited Partnership Law of the Cayman Islands (2001 Revision), as amended.

     “Period” shall mean, for the first Period, the period commencing on the date of this Agreement and ending on the next Adjustment Date; and thereafter shall mean the Period commencing on the day after an Adjustment Date and ending on the next Adjustment Date.

     “Person” shall mean any individual or entity, including a corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated association, government or governmental agency or authority.

     “Preferred Shares” shall mean the Preferred Shares issued by the CDO Fund, par value $0.10 per share with a liquidation preference of S 1,000 per share.

     “Proceeding” shall have the meaning set forth in Section 9.1(a) .

     “Remaining Capital Commitment” shall mean, with respect to any Partner, the amount of such Partner’s Capital Commitment, determined at any date, that has not been contributed as a Capital Contribution.

     “Second Funding Date” shall mean the date on which each Partner is required to make a Capital Contribution in the amount equal to the remaining 50% of its Capital Commitment pursuant to Section 5.2(a) .

     “Securities” shall mean shares of capital stock, limited partnership interests, limited liability company interests, warrants, options, bonds, notes, debentures and other equity and debt securities of whatever kind of any Person, whether readily marketable or not.

     “Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     “Sharing Percentage” shall mean, with respect to any Partner, a fraction, the numerator of which is the Capital Contributions of such Partner and the denominator of which is the aggregate amount of the Capital Contributions of all of the Partners.

     “Substitute Partner” shall have the meaning set forth in Section 10.4.

     “Temporary Investment” shall mean investments in (a) cash or cash equivalents, (b) marketable direct obligations issued or unconditionally guaranteed by the United States, or issued by any agency thereof, maturing within one year from the date of acquisition thereof, (c) money market instruments, commercial paper or other short-term debt obligations having at the date of purchase by the Fund the highest or second highest rating obtainable from either Standard & Poor’s Ratings Services or Moody’s Investors Services, Inc., or their respective successors, (d) interest bearing accounts at a registered broker-dealer, (e) money market mutual funds, (f) certificates of deposit maturing within one year from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of

Columbia, each having at the date of acquisition by the Fund combined capital and surplus of not less than $100 million, (g) overnight repurchase agreements with primary Federal Reserve Bank dealers collateralized by direct U.S. Government obligations or (h) pooled investment funds or accounts that invest only in Securities or instruments of the type described in (a) through (d).

     “Term” shall have the meaning set forth in Section 1.4.

     “Transfer” shall mean any sale, assignment, conveyance, pledge, mortgage, encumbrance, hypothecation or other disposition, or the act of so doing, as the context requires.

     “Transferee” shall have the meaning set forth in Section 10.2(a) .

     “Transferor” shall have the meaning set forth in Section 10.2(a) .

     “Treasury Regulations” shall mean the regulations of the U.S. Treasury Department issued pursuant to the Code.

     “Value” shall mean (a) with respect to Marketable Securities (i) that are primarily traded on a securities exchange, the average of their closing sale prices on the principal securities exchange on which they are traded for each Business Day during the period commencing five days prior to the date of such distribution and ending on the last day prior to the date of such distribution or, if no sales occurred on any such day, the mean between the closing “bid” and “asked prices” on such day and (ii) the principal market for which is or is deemed to be the over-the-counter market, the average of their closing sales prices on each Business Day during such period, as published by NASDAQ or any similar organization, or if such price is not so published on any such day, the mean between their closing “bid” and “asked” prices, if available, on such day, which prices may be obtained from any reputable pricing service, broker or dealer and (b) with respect to all other Securities or other assets of or interests in the Fund, other than cash, the value determined by the General Partner in good faith considering all factors, information and data deemed to be pertinent, provided that, for purposes of the dissolution of the Fund pursuant to Article XI with respect to the Securities and other assets described in clause (b) above that are distributed in kind, the General Partner shall obtain (at the Fund’s expense) a valuation from an independent recognized investment banking, accounting or other appraisal firm selected by the General Partner and reasonably acceptable to the Limited Partner.

     1.2. Name and Office.

     (a) Name. The name of the Fund is GSC Partners CDO Investors III, L.P. Upon the termination of the Fund, all of the Fund’s right, title and interest in and to the use of the name “GSC Partners CDO Investors III, L.P.” and any variation thereof, including any name to which the name of the Fund is changed, shall become the property of the General Partner, and the Limited Partner shall have no right and no interest in and to the use of any such name.

     (b) Office. The Fund shall have its principal place of business at 500 Campus Drive, Building B, 2nd Floor, Florham Park, New Jersey 07932 or such other place as the General Partner may from time to time select. The Fund may also maintain such other office or offices at such location or locations within or without the Cayman islands as the General Partner may from time to time select. The General Partner shall give prompt written notice of any change in its principal place of business to the Limited Partners. The registered office of the Fund in the Cayman Islands is located at the offices of Maples and Calder, Upland House, South Church Street, Grand Cayman, Cayman Islands, British West Indies, at which shall be kept the records required to be maintained under the Partnership Law, at which the service of process on the Fund may be made and to which all notices and communications may be addressed. At any time, the Fund may designate another registered agent and/or registered office.

     1.3. Purposes. The purposes of the Fund are (a) to acquire, hold and dispose of Securities issued by GSC Partners CDO Fund III, Limited, a Cayman Islands company (the “CDO Fund”) and Temporary Investments, in each case in accordance with and subject to the other provisions of this Agreement, (b) to engage in such other activities as the General Partner deems necessary, advisable, convenient or incidental to the foregoing and (c) to engage in any other lawful acts or activities consistent with the foregoing for which limited partnerships may be organized under the Partnership Law.

     1.4. Term. The term of the Fund commenced on August 27, 2001 and shall continue, unless the Fund is sooner dissolved, until the earlier of the expiration of the term of the CDO Fund and the thirteenth anniversary of the date hereof, provided that, unless the Fund is sooner dissolved, the term of the Fund may be extended by the General Partner for up to two successive periods of one year each (such term, as so extended if extended, being referred to as the “Term”). Notwithstanding the expiration of the Term, the Fund shall continue in existence as a separate legal entity until cancellation of the Certificate of Limited Partnership of the Fund in accordance with Section 11.3.

     1.5. Fiscal Year. The Fiscal Year of the Fund shall end on the 31st day of December in each year. The Fund shall have the same Fiscal Year for income tax and for financial and partnership accounting purposes.

     1.6. Powers. Subject to the other provisions of this Agreement, the Fund shall be and hereby is authorized and empowered to do or cause to be done any and all acts determined by the General Partner to be necessary, advisable, convenient or incidental in furtherance of the purposes of the Fund, without any further act, approval or vote of any Person, including the Limited Partner or the Initial Limited Partner; and without limiting the generality of the foregoing, the Fund (and the General Partner on behalf of the Fund) is hereby authorized and empowered:

     (a) to acquire, hold, manage, vote, own and Transfer Temporary Investments and any other Securities and any other assets of the Fund;

     (b) to establish, maintain or close one or more offices within or without the Cayman Islands and in connection therewith to rent or acquire office space and to engage personnel;

     (c) to open, maintain and close bank and brokerage (including margin) accounts, to draw checks or other orders for the payment of moneys, to exchange U.S. dollars held by the Fund into non-U.S. currencies and vice-versa, to enter into currency forward and futures contracts and to hedge Portfolio Investments (but not for speculative purposes), and to invest such funds as are temporarily not otherwise required for Fund purposes in Temporary Investments;

     (d) to set aside funds for reasonable reserves, anticipated contingencies and working capital;

     (e) to bring, defend, settle and dispose of Proceedings;

     (f) to retain consultants, custodians, attorneys, accountants and other agents and employees, including Persons that may be Affiliates of the General Partner, and to authorize each such agent and employee (who may be designated as officers) to act for and on behalf of the Fund;

     (g) to retain the Manager to render investment advisory and managerial services to the Fund as contemplated by Section 7.l, provided that such retention shall not relieve the General Partner of any of its obligations hereunder and the General Partner shall always retain the ability to remove the Manager at any time with or without cause;

     (h) to execute, deliver and perform its obligations under contracts and agreements of every kind, and amendments thereto, necessary or incidental to the offer and sale of interests in the Fund, to the acquisition, holding and Transfer of Securities, or otherwise to the accomplishment of the Fund’s purposes, and to take or omit to take such other actions in connection with such offer and sale, with such acquisition, holding or Transfer, or with the investment and other activities of the Fund, as may be necessary, advisable, convenient or incidental to further the purposes of the Fund;

     (i) to incur debt or issue guarantees and to enter into any instrument in connection therewith, including without limitation any pledge, security, assignment or indemnity agreements;

     (j) to prepare and file all tax returns of the Fund; to make such elections under the Code and other relevant tax laws as to the treatment of items of Fund income, gain, loss and deduction, and as to all other relevant matters, as the General Partner deems necessary or appropriate; to determine which items of cash outlay are to be capitalized or treated as current expenses; and, subject to Section 8.1, to select the method of accounting and bookkeeping procedures to be used by the Fund;

     (k) to take all action that may be necessary, advisable, convenient or incidental for the continuation of the Fund’s valid existence as a limited partnership under the Partnership Law and in each other jurisdiction in which such action is necessary to protect the limited liability of the Limited Partner or to enable the Fund, consistent with such limited liability, to conduct the investment and other activities in which it is engaged; and

     (1) to carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the Fund’s investment and other activities.

     1.7. Specific Authorization. Notwithstanding any other provision of this Agreement, the Fund, and the General Partner on behalf of the Fund, may execute, deliver and perform any documents that the General Partner determines to be appropriate in connection with any debt incurred by the Fund and any agreements to induce any Person to purchase interests in the Fund, and any amendments to such agreements, all without any further act, approval or vote of any Partner or other Person. The General Partner is hereby authorized to enter into and perform on behalf of the Fund the agreements described in the immediately preceding sentence, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into other agreements on behalf of the Fund (subject to any other restrictions expressly set forth in this Agreement).

     1.8. Admission of the Limited Partner. Upon the execution and delivery of this Agreement or a counterpart thereof, the Person listed as a Limited Partner on Schedule A attached hereto shall be admitted to the Fund as a Limited Partner. Immediately following the admission of the Limited Partner on the date hereof, the Initial Limited Partner shall cease to be a partner of the Fund and the Fund shall return the original capital contribution made by the Initial Limited Partner, who shall have no further rights or claims against, or obligations as a partner of, the Fund.

     1.9. Expenses. All Organizational Expenses and all Fund Expenses shall be paid by the Fund. To the extent that the General Partner, the Manager or any of their respective Affiliates pays any Organizational Expenses or Fund Expenses on behalf of the Fund, the Fund shall reimburse the General Partner, the Manager or such Affiliate, as the case may be, upon request. All Manager Expenses shall be paid by the Manager or the General Partner.

ARTICLE II

THE GENERAL PARTNER

     2.1. Management of the Fund, etc. The management, control and operation of and the determination of policy with respect to the Fund and its investment and other activities shall be vested exclusively in the General Partner (acting directly or through its duly appointed agents), which is hereby authorized and empowered on behalf and in the name of the Fund and in its own name, if necessary or appropriate, but subject to the other provisions of this Agreement, to carry out any and all of the purposes of the Fund and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable, convenient or incidental thereto. The General Partner may exercise on behalf of the Fund, and may delegate to the Manager, all of the powers set forth in Sections 1.6 and 1.7, provided that the management and the conduct of the activities and business of the Fund shall remain the sole responsibility of the General Partner and all decisions relating to the selection and disposition of the Fund’s investments shall be made exclusively by the General Partner in accordance with this Agreement.

     2.2. Reliance by Third Parties. In dealing with the General Partner and its duly appointed agents, including the Manager, no Person shall be required to inquire as to the General Partner’s or any such agent’s authority to bind the Fund.

     2.3. Liability of the General Partner and Other Covered Persons.

     (a) General. Except as otherwise provided in the Partnership Law, the General Partner has the liabilities of a partner in a partnership without limited partners to (i) Persons other than the Fund and the other Partners and (ii) subject to the other provisions of this Agreement, the Fund and the other Partners. No Covered Person shall be liable to the Fund or any Partner for any act or omission, including any mistake of fact or error in judgment, taken, suffered or made by such Covered Person in good faith and in the belief that such act or omission is in or is not contrary to the best interests of the Fund and is within the scope of authority granted to such Covered Person by this Agreement, provided that such act or omission does not constitute Disabling Conduct. No Partner shall be liable to the Fund or any Partner for any action taken by any other Partner. To the extent that, at law or in equity, a Covered Person has duties and liabilities relating thereto to the Fund or to the Partners, any Covered Person acting under this Agreement shall not be liable to the Fund or any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

     (b) Reliance. A Covered Person shall incur no liability in acting in good faith upon any signature or writing believed by such Covered Person to be genuine, may rely on a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and may rely on an opinion of counsel selected by such Covered Person with respect to legal matters, except to the extent that such belief, reliance or selection constituted Disabling Conduct. Each Covered Person may act directly or through such Covered Person’s agents or attorneys. Each Covered Person may consult with counsel, appraisers, engineers, accountants and other skilled Persons selected by such Covered Person, and shall not be liable for anything done, suffered or omitted in good faith in reliance upon the advice of any of such Persons, except to the extent that such selection or reliance constituted Disabling Conduct. No Covered Person shall be liable to the Fund or any Partner for any error of judgment made in good faith by an officer or employee of such Covered Person, provided that such error does not constitute Disabling Conduct of such Covered Person.

     (c) General Partner Not Liable for Return of Capital Contributions. Neither the General Partner nor any of its Affiliates shall be liable for the return of the Capital Contributions of the Limited Partner, and such return shall be made solely from available assets of the Fund, if any.

     2.4. Bankruptcy or Dissolution of the General Partner. In the event of the bankruptcy or dissolution and commencement of winding-up of the General Partner or the occurrence of any other event that causes the General Partner to cease to be a general partner of the Fund under the Partnership Law, the Fund shall be dissolved and wound up as provided in Article XI, unless the business of the Fund is continued pursuant to Section 11.1(c) . The General Partner shall take no action to accomplish its voluntary dissolution. The General Partner shall not withdraw as general partner of the Fund prior to the dissolution of the Fund except pursuant to Section 10.5.

     2.5. Conflicts of Interest. Except for the purchase of the Preferred Shares, the Fund shall not sell any Security to or purchase any Security from the General Partner or any of its Affiliates, including any investment vehicle managed by the Manager or any of its Affiliates, without the prior written consent of the Limited Partner. The Fund may enter into contracts and transactions with any of the General Partner and its Affiliates, and the General Partner and its Affiliates may enter into contracts and transactions with the Fund and with the CDO Fund, provided that in each case (a) the terms of any such contract or transaction are no more favorable than could be obtained in arm’s-length negotiations with unrelated third Persons for similar services and (b) the Limited Partner shall be notified of each such contract or transaction.

ARTICLE III

THE LIMITED PARTNER

     3.1. No Participation in Management, etc. The Limited Partner shall not take part in the conduct of the business of the Fund, the management or control of the Fund’s investment or other activities, transact any business in the Fund’s name or have the power to sign documents for or otherwise bind the Fund. Except as expressly provided herein, the Limited Partner shall not have the right to vote for the election or replacement of the General Partner. No provision of this Agreement shall obligate the Limited Partner to refer investments to the Fund or restrict any investments that the Limited Partner may make. The exercise by the Limited Partner of any right conferred herein shall not be construed to constitute participation by the Limited Partner in the control of the business of the Fund so as to make the Limited Partner liable as a general partner for the debts and obligations of the Fund for purposes of the Partnership Law.

     3.2. Limitation of Liability. Except as may otherwise be required by the Partnership Law, as provided in Section 6.6(a) with respect to the Limited Partner’s election to decline the receipt of a distribution in kind or as provided in Section 10.2(a) with respect to the Limited Partner’s undertaking to pay reasonable expenses incurred by the Fund in connection with the transfer of all or a portion of the Limited Partner’s interest in the Fund, the liability of the Limited Partner is limited to its Capital Commitment.

     3.3. Bankruptcy, Dissolution or Withdrawal of the Limited Partner. The bankruptcy, dissolution or withdrawal of the Limited Partner shall not in and of itself dissolve or terminate the Fund. The Limited Partner shall not withdraw from the Fund prior to the dissolution of the Fund except pursuant to Section 10.1.

ARTICLE IV

INVESTMENTS

     4.1. Investment in the CDO Fund. Subject to Section 4.2, the General Partner will apply the net proceeds of the sale of the interests in the Fund to the purchase of the Preferred Shares of the CDO Fund.

     4.2. Temporary Investments. To the extent commercially practicable, the General Partner shall cause the Fund to invest cash held by the Fund in Temporary Investments pending investment, distribution or payment of Organizational Expenses or Fund Expenses.

ARTICLE V

CAPITAL COMMITMENTS; CAPITAL CONTRIBUTIONS

     5.1. Capital Commitments. Except as otherwise provided herein, each Partner shall make Capital Contributions to the Fund in the aggregate up to the amount of its Capital Commitment, which is set forth opposite such Partner’s name on Schedule A hereto.

     5.2. Capital Contributions. (a) Each Partner shall make a Capital Contribution in the amount equal to 50% of the amount set forth opposite such Partner’s name on Schedule A attached hereto on the First Funding Date and each Partner shall make a Capital Contribution in the amount equal to the remaining 50% of the amount set forth opposite such Partner’s name on Schedule A attached hereto on the Second Funding Date.

     (b) The General Partner shall provide each Partner with a notice (a “Drawdown Notice”) at least ten Business Days prior to each of the First Funding Date and the Second Funding Date (each such date, a “Funding Date”) on which the Limited Partners are required to make their Capital Contributions to the Fund pursuant to Section 5.2(a) . On each Funding Date, each Partner will pay to the Fund an amount equal to 50% of its Capital Commitment, by wire transfer of immediately available funds to the interest-bearing account of the Fund specified in the Drawdown Notice. The Second Funding Date will take place within 60 days after the First Funding Date.

5.3. Partners that Default on Capital Contributions.

     (a) General. If the Limited Partner fails to make, in a timely manner, all or any portion of any Capital Contribution required to be made by the Limited Partner hereunder as set forth in a Drawdown Notice, and such failure continues for five Business Days after receipt of written notice thereof from the General Partner (a “Default”), then the Limited Partner may be designated by the General

Partner as in default under this Agreement (a “Defaulting Partner”) and shall thereafter be subject to the provisions of this Section 5.3. The General Partner may choose not to designate such a Limited Partner as a Defaulting Partner and may agree to waive or permit the cure of any Default by a Partner, subject to such conditions as the General Partner and the Defaulting Partner may agree upon.

     (b) Defaulted Capital Commitment. With respect to the Remaining Capital Commitment of any Defaulting Partner (the “Defaulted Capital Commitment”), the General Partner may admit to the Fund a Substitute Partner to assume all or a portion of the balance of such Defaulted Capital Commitment on such terms and upon the delivery of such documents as the General Partner shall determine to be appropriate up to an amount equal in the aggregate to the Defaulted Capital Commitment. The General Partner shall make such revisions to Schedule A hereto as may be necessary to reflect the change in Partners and Capital Commitments contemplated by this Section 5.3(b) .

     (c) Forfeiture and Application of Forfeited Amounts. The General Partner may take any or all of the following actions with respect to a Defaulting Partner: (i) reduce amounts otherwise distributable to such Defaulting Partner to zero as of the date of such Default, (ii) cease to allocate any income and gain to such Defaulting Partner with respect to its remaining interest in the Fund, but continue to allocate its pro rata share of losses and deductions and (iii) require such Defaulting Partner to remain fully liable for payment of up to its pro rata share of Organizational Expenses and Fund Expenses as if the Default had not occurred. The General Partner may apply amounts otherwise distributable to such Defaulting Partner in satisfaction of all amounts payable by such Defaulting Partner. In addition, such Defaulting Partner shall have no further right to make Capital Contributions and shall be treated for purposes of Section 5.2 as no longer a Partner. The General Partner may charge such Defaulting Partner interest on any amount that is in Default and any other amounts not timely paid at a rate per annum equal to 12% from the date such amounts were due and payable through the date that full payment of such amounts is actually made or, if such amounts are not paid, through the end of the Term, and to the extent not paid such interest charge may be deducted from amounts otherwise distributable to such Defaulting Partner. Amounts forfeited and not otherwise applied to the payment of the expenses specified in clause (iii) of the first sentence of this Section 5.3(c) or in Section 5.3(d), plus any interest thereon, shall be distributed to the Partners other than the Defaulting Partners in proportion to their Sharing Percentages. The General Partner shall make such adjustments, including adjustments to the Capital Accounts of the Partners (including such Defaulting Partner), as it determines to be appropriate to give effect to the provisions of this Section 5.3.

     (d) Other Remedies. The General Partner shall have the right to pursue all remedies at law or in equity available to it with respect to the Default of a Defaulting Partner.

     (e) Consents. Whenever the vote, consent or decision of the Limited Partner is required or permitted pursuant to this Agreement or under the Partnership Law, a Defaulting Partner shall not be entitled to participate in such vote or consent, or to make such decision, and such vote, consent or decision shall be tabulated or made as if such Defaulting Partner were not a Partner.

     5.4. CDO Fund Failure to Close. If the date of the closing of the sale of Notes by the CDO Fund (the “CDO Closing”) does not take place within six months following the Initial Closing, the General Partner shall promptly commence the winding up and liquidation of the Fund.

     5.5. For Cause Removal of Collateral Manager. If the situation arises where holders of the Notes and the Preferred Shares have the right to remove the Collateral Manager for “cause” under the terms of the Collateral Management Agreement and upon the written request of the Limited Partner, the General Partner will, at the option of the Limited Partner, either cause the Fund to consent to the removal of the Collateral Manager pursuant to the terms of the Collateral Management Agreement or cause the Fund to direct the CDO Fund to optionally redeem the Notes pursuant to the terms of the indenture under which such Notes were issued.

     5.6. Replacement of Portfolio Manager. In the event Thomas J. Libassi ceases to be employed by the Collateral Manager and the Fund is required to consent to his replacement under the terms of the Collateral Management Agreement, the General Partner shall not cause the Fund to consent to the hiring of such replacement without the prior written consent of the Limited Partner.

ARTICLE VI

CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS;
WITHHOLDING

     6.1. Capital Accounts. There shall be established on the books and records of the Fund a capital account (a “Capital Account”) for each Partner. The balance of each Partner’s Capital Account initially shall reflect such Partner’s Capital Contribution on the First Funding Date.

     6.2. Adjustments to Capital Accounts. As of the last day of each Period, the balance in each Partner’s Capital Account shall be adjusted by (a) increasing such balance by (i) such Partner’s allocable share of each item of the Fund’s income and gain for such Period (allocated in accordance with Section 6.9) and (ii) such Partner’s Capital Contribution on the Second Funding Date and (b) decreasing such balance by (i) the amount of cash or the Value of Securities or other property distributed to such Partner pursuant to this Agreement and (ii) such Partner’s allocable share of each item of the Fund’s loss and deduction for such

Period (allocated in accordance with Section 6.9) . Each Partner’s Capital Account shall be further adjusted with respect to any special allocations or adjustments pursuant to this Agreement.

     6.3. Distributions of Distributable Cash. Except as otherwise provided herein, Distributable Cash shall be distributed by the Fund semi-annually on the same business days that the CDO Fund makes semi-annual distributions to the holders of the Preferred Shares. Distributable Cash shall be distributed as follows:

     (a) Return of Limited Partner’s Capital: First, 100% to the Limited Partner until the cumulative amount distributed to the Limited Partner pursuant to this Section 6.3(a) is equal to its Capital Contributions to the Fund;

     (b) Return of General Partner’s Capital: Second, 100% to the General Partner until the cumulative amount distributed to the General Partner pursuant to this Section 6.3(b) is equal to its Capital Contribution to the Fund;

     (c) Limited Partner’s Preferred Return: Third, 100% to the Limited Partner until the cumulative amount distributed to the Limited Partner pursuant to this Section 6.3 is sufficient to provide the Limited Partner with an internal rate of return equal to 12% per annum, compounded annually, on its unretumed Capital Contribution to the Fund (computed from the Funding Date with respect to its Capital Contribution until the dates distributions with respect thereto are made pursuant to this Section 6.3);

     (d) General Partner’s Preferred Return: Fourth, 100% to the General Partner until the cumulative amount distributed to the General Partner pursuant to this Section 6.3 is sufficient to provide the General Partner with an internal rate of return equal to 12% per annum, compounded annually, on its unreturned Capital Contribution to the Fund (computed from the Funding Date with respect to its Capital Contribution until the dates distributions with respect thereto are made pursuant to this Section 6.3); and

     (e) Remaining Distributions: Fifth, any remaining Distributable Cash shall initially be apportioned between the Limited Partner and the General Partner in proportion to their Sharing Percentages, and then distributed as follows:

     (i) amounts apportioned to the General Partner shall be distributed to the General Partner; and

     (ii) amounts apportioned to the Limited Partner shall be distributed (A) l00% to the General Partner, until the General Partner has received cumulative distributions pursuant to this clause (e)(ii)(A) equal to 20% of the sum of (1) the distributions made to the Limited Partner pursuant to Section 6.3(c) and (2) the distributions made to the General

Partner pursuant to this clause (e)(ii)(A), and (B) thereafter, 80% to the Limited Partner and 20% to the General Partner.

     Notwithstanding the foregoing, the Fund may (in the sole discretion of the General Partner) make a distribution of Distributable Cash at any time prior to or together with the CDO Closing.

     6.4. Tax Distributions. Notwithstanding any provision of Section 6.3 to the contrary, the Fund may, either prior to, together with or subsequent to any distribution of Distributable Cash pursuant to Section 6.3, make distributions to the General Partner, in amounts intended to enable the General Partner (or any Person whose tax liability is determined by reference to the income of the General Partner) to discharge its U.S. federal, state and local income tax liabilities arising from allocations made (or to be made) pursuant to Section 6.10. The amounts distributable pursuant to this Section 6.4 shall be determined by the General Partner, taking into account the maximum combined U.S. federal, New Jersey State, New York State and New York City tax rate applicable to individuals or corporations (whichever is higher) on ordinary income and capital gain (taking into account the applicable holding period), as the case may be, the amounts of ordinary income and capital gain allocated to the General Partner pursuant to this Agreement, and otherwise based on such reasonable assumptions as the General Partner determines in good faith to be appropriate. The amount distributable to the General Partner pursuant to any clause of Section 6.3 shall be reduced by the amount distributed to the General Partner pursuant to this Section 6.4, and the amount so distributed under this Section 6.4 shall be deemed to have been distributed to the extent of such reduction pursuant to such clause of Section 6.3 for purposes of making the calculations required by Section 6.3. For purposes of the preceding sentence, the General Partner shall allocate in good faith any distributions received by it pursuant to this Section 6.4 among Distributable Cash apportioned to each Partner.

     6.5. General Distribution Provisions. Notwithstanding any other provision of this Agreement, distributions shall be made only to the extent of Available Assets and in compliance with the Partnership Law and other applicable law.

     6.6. Distributions in Kind.

     (a) General. Prior to the dissolution, winding up and liquidation of the Fund, the General Partner may not make distributions in kind. In the event that in connection with the dissolution, winding up and liquidation of the Fund a distribution of Marketable Securities is made, such Securities shall be deemed to have been sold at their Value and the proceeds of such sale shall be deemed to have been distributed in the form of Distributable Cash to the Partners for all purposes of this Agreement. Distributions of Securities or other property shall, subject to Section 11.2, be made in proportion to the aggregate amounts that would be distributed to each Partner pursuant to Section 6.3, as determined by the General Partner. The General Partner may cause certificates evidencing any Securities to be distributed to be imprinted with legends as to such restrictions on Transfer as it may determine are necessary or appropriate, including legends as to applicable U.S. federal or state or non-U.S. securities laws or other legal or contractual restrictions, and may require any Partner to which Securities are to be distributed, as a condition to such distribution, to agree in writing (i) that such Partner will not Transfer such Securities except in compliance with such restrictions and (ii) to such other matters as the General Partner may determine are necessary or appropriate. If in connection with the dissolution, winding up and liquidation of the Fund there shall be any Securities that are not Marketable Securities, then in lieu of distributing to the Limited Partner its share of such Securities, the General Partner shall use its reasonable best effort to dispose of such Securities. In the event the General Partner is unable to dispose of such Securities within a reasonable period of time, the General Partner shall give the Limited Partner at least ten Business Days prior written notice of its intention to make a distribution in kind of such Securities to the Limited Partner. The Limited Partner may within such notice period elect, by written notice to the General Partner or liquidating trustee, as applicable, to decline the receipt of such distribution in kind. In the event that the Limited Partner elects to decline the receipt of the proposed in kind distribution, the General Partner shall hold such Securities for the benefit of the Limited Partner until such Securities are liquidated or become worthless. The Limited Partner shall bear only its pro rata share of the out-of-pocket expenses incurred by the General Partner in holding such Securities.

     (b) Legal, Regulatory or Contractual Restrictions Relating to Distributions in Kind. If any Partner would otherwise be distributed an amount of any Securities that would cause such Partner to own or control in excess of the amount of such Securities that it may lawfully own or control, would subject such Partner to any material regulatory filing or would raise material contractual or regulatory issues for such Partner, the General Partner may (i) cause the Fund, as agent for such Partner, to sell all or any portion of such Securities distributed to such Partner on behalf of such Partner or (ii) deposit such Securities in a trust established by the General Partner for the benefit and at the expense of such Partner (with voting control and other terms that are satisfactory to such Partner).

     6.7. Negative Capital Accounts. The Limited Partner shall not be required to make up a negative balance in its Capital Account. Except as otherwise expressly provided in this Agreement or as required by law, the General Partner shall not be required to make up a negative balance in its Capital Account.

     6.8. No Withdrawal of Capital. Except as otherwise expressly provided in this Agreement, no Partner shall have the right to withdraw capital from the

Fund or to receive any distribution of or return on such Partner’s Capital Contributions.

     6.9. Allocations to Capital Accounts. Except as otherwise provided herein, each item of income, gain, loss and deduction of the Fund (determined in accordance with U.S. tax principles as applied to the maintenance of capital accounts) shall be allocated among the Capital Accounts of the Partners with respect to each Period, as of the end of such Period, in a manner that gives economic effect to the provisions of Articles VI and XI and the other relevant provisions of this Agreement.

     6.10. Tax Allocations and Other Tax Matters. Except as otherwise provided herein, each item of income, gain, loss, credit and deduction recognized by the Fund shall be allocated among the Partners for U.S. federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, in the same manner that each such item is allocated to the Partners’ Capital Accounts. Notwithstanding the foregoing, the General Partner shall have the power to adjust allocations made pursuant to this Section 6.10 as may be necessary to maintain substantial economic effect, or to ensure that such allocations are in accordance with the interests of the Partners in the Fund, in each case within the meaning of the Code and the Treasury Regulations. Tax credits shall be allocated in good faith by the General Partner. All matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined in good faith by the General Partner. The General Partner may in its discretion cause the Fund to make the election under Section 754 of the Code. The General Partner is hereby designated as the tax matters partner of the Fund, as provided in the Treasury Regulations pursuant to Section 6231 of the Code and any similar provisions under any other state or local or non-U.S. tax laws. Each Partner hereby consents to such designation and agrees that upon the request of the General Partner it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The General Partner shall not permit the Fund to elect, and the Fund shall not elect, to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations Section 301.7701 -3(a) or under any corresponding provision of state or local law.

     6.11. Withholding.

     (a) General. Each Partner other than the Commonwealth of Pennsylvania Public School Employees’ Retirement System shall, to the fullest extent permitted by applicable law, pay to each Covered Person who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local or non-U.S. income tax purposes an amount equal to any withholding or other taxes

(together with any interest or penalties thereon) payable by the Fund as a result of such Partner’s participation in the Fund.

     (b) Authority to Withhold; Treatment of Withheld Tax, Notwithstanding any other provision of this Agreement, each Partner other than the Commonwealth of Pennsylvania Public School Employees’ Retirement System hereby authorizes the Fund to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Fund or any of its Affiliates (pursuant to the Code or any provision of U.S. federal, state or local or non-U.S. tax law) with respect to such Partner or as a result of such Partner’s participation in the Fund (including as a result of a distribution in kind to such Partner). If and to the extent that the Fund shall be required to withhold or pay any such withholding or other taxes, such Partner shall be deemed for all purposes of this Agreement to have received a payment from the Fund as of the time that such withholding or other tax is required to be paid, which payment shall be deemed to be a distribution of Distributable Cash with respect to such Partner’s interest in the Fund to the extent that such Partner (or any successor to such Partner’s interest in the Fund) would have received a cash distribution but for such withholding. To the extent that such payment exceeds the cash distribution that such Partner would have received but for such withholding, the General Partner shall notify such Partner as to the amount of such excess and such Partner shall make a prompt payment to the Fund of such amount by wire transfer, which payment shall not constitute a Capital Contribution and, consequently, shall not reduce the Remaining Capital Commitment or increase the Capital Account of such Partner. The Fund may hold back from any such distribution in kind property having a Value equal to the amount of such taxes until the Fund has received payment of such amount.

     (c) Withholding Tax Rate. Any withholdings referred to in this Section 6.11 shall be made at the maximum applicable statutory rate under the applicable tax law unless the General Partner shall have received an opinion of counsel, or other evidence, satisfactory to the General Partner to the effect that a lower rate is applicable or that no withholding is applicable.

     (d) Withholding from Distributions to the Fund. In the event that the Fund receives a distribution from or in respect of which tax has been withheld, the Fund shall be deemed to have received cash in an amount equal to the amount of such withheld tax, and each Partner shall be treated as having received as a distribution of Distributable Cash pursuant to the relevant clause of Section 6.3 the portion of such amount that is attributable to such Partner’s interest in the Fund as equitably determined by the General Partner.

ARTICLE VII

THE MANAGER

     7.1. Appointment of the Manager. The Fund hereby appoints the Manager to provide portfolio management and administrative services to the Fund as follows:

     (a) The Manager shall manage the operations of the Fund, shall have the right to execute and deliver documents on behalf of the Fund in lieu of the General Partner and shall have discretionary authority with respect to investments of the Fund, including the purchase and sale of such investments, provided that the management and the conduct of the activities of the Fund shall remain the ultimate responsibility of the General Partner and all decisions relating to the selection and disposition of the Fund’s investments shall be made exclusively by the General Partner in accordance with this Agreement. The appointment of the Manager by the Fund shall not relieve the General Partner from its obligations to the Fund hereunder or under the Partnership Law.

     (b) The Manager shall act in conformity with this Agreement and with the instructions and directions of the General Partner and shall not receive any fee for its services hereunder.

ARTICLE VIII

BOOKS AND RECORDS; REPORTS TO PARTNERS; ETC.

     8.1. Maintenance of Books and Records. The General Partner shall keep or cause to be kept at the address of the General Partner (or at such other place as the General Partner or the Manager shall determine and, if during the Term, shall advise the Limited Partner in writing) full and accurate accounts of the transactions of the Fund in proper books and records of account, during the Term and for a period of at least four years thereafter, which shall set forth all information required by the Partnership Law, and during such period, the Limited Partner or any other department or representatives of the Commonwealth of Pennsylvania, upon reasonable notice, shall have the right to audit such records in regard thereto to the fullest extent permitted by law. The General Partner shall have the right to preserve all records and accounts in original form or on microfilm, magnetic tape or any similar process. Such books and records shall be maintained on the basis utilized in preparing the Fund’s income tax returns, which shall be the basis for the preparation of the financial reports to be mailed to current and former Partners pursuant to this Article VIII. Such books and records shall be available, upon five Business Days’ notice to the General Partner, for inspection and copying at reasonable times during business hours by the Limited

Partner or its duly authorized agents or representatives for any purpose reasonably related to the Limited Partner’s interest as a limited partner in the Fund.

     8.2. Audits and Reports.

     (a) Financial Reports. The books and records of account of the Fund shall be audited as of the end of each Fiscal Year by such nationally recognized accounting firm as shall be selected by the General Partner. The General Partner shall prepare and mail a financial report (audited in the case of a report sent as of the end of a Fiscal Year and unaudited in the case of a report sent as of the end of a quarter) to the Limited Partner within 120 days after the end of each Fiscal Year (commencing after December 31 of the Fiscal Year commencing on the date hereof) and 60 days after the end of each of the first three quarters of each Fiscal Year (commencing with the third full quarter after the date hereof), during the Term, setting forth for such Fiscal Year or quarter:

     (i) the assets and liabilities of the Fund as of the end of such Fiscal Year or quarter;

     (ii) the net profit or net loss of the Fund for such Fiscal Year or quarter; and

     (iii) a Capital Account summary report in a format acceptable to the Limited Partner, including the Limited Partner’s closing Capital Account balance as of the end of such Fiscal Year or quarter.

     (b) Other Information. The General Partner shall use commercially reasonable efforts to provide to the Limited Partner such other information as is reasonably requested by the Limited Partner for any purpose reasonably related to the Limited Partner’s interest as a limited partner in the Fund to the extent that any such efforts shall not impose any undue cost or burden on the General Partner or the Fund, subject in each case to the rights of the General Partner concerning confidential information contained in the last sentence of Section 13.11.

     8.3. Meetings with the Limited Partner. The General Partner shall cause the Fund to meet with the Limited Partner at least annually in person during the Term of the Fund and at such other times by means of conference telephone as the Limited Partner may reasonably request. The Limited Partner shall be reimbursed by the Fund for all reasonable out-of-pocket expenses incurred in attending all meetings with the Fund, including the annual meeting. At such meetings the General Partner will review the investment performance of the Fund and such other matters relating to the Fund as the Limited Partner may request.

     8.4. Tax Returns and Tax Information. The General Partner shall cause the Fund initially to elect the Fiscal Year as its taxable year and shall use all commercially reasonable efforts to cause to be prepared and timely filed all tax returns required to be filed for the Fund in the jurisdictions in which the Fund conducts business or derives income for all applicable tax years. The General Partner shall use commercially reasonable efforts to prepare and mail within 120 days after the end of each Fiscal Year to the Limited Partner U.S. Internal Revenue Service Schedule K-i, “Partner’s Share of Income, Credits, Deductions, Etc.”, or any successor schedule or form.

     8.5. Banking. All funds of the Fund may be deposited in such bank, brokerage or money market accounts as shall be established by the General Partner. Withdrawals from and checks drawn on any such account shall be made upon such signature or signatures as the General Partner may designate.

ARTICLE IX

INDEMNIFICATION

     9.1. Indemnification of Covered Persons.

     (a) General. The Fund shall and hereby does, to the fullest extent permitted by applicable law, indemnify, hold harmless and release (and each Partner does hereby release) each Covered Person from and against any and all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions, whether judicial, administrative, investigative or otherwise, of whatever nature, known or unknown, liquidated or unliquidated (“Claims”), that may accrue to or be incurred by any Covered Person, or in which any Covered Person may become involved, as a party or otherwise, or with which any Covered Person may be threatened, relating to or arising out of the investment or other activities of the Fund, or activities undertaken in connection with, the Fund, or otherwise relating to or arising out of this Agreement, including amounts paid in satisfaction of judgments, in compromise or as fines or penalties, and counsel fees and expenses incurred in connection with the preparation for or defense or disposition of any investigation, action, suit, arbitration or other proceeding (a “Proceeding”), whether civil or criminal (all of such Claims, amounts and expenses referred to in this Section 9.1 are referred to collectively as “Damages” except to the extent that it shall have been determined by a court of competent jurisdiction that such Damages arose primarily from Disabling Conduct of such Covered Person. The termination of any Proceeding by settlement shall not, of itself, create a presumption that any Damages relating to such settlement or otherwise relating to such Proceeding arose primarily from Disabling Conduct of any Covered Person. The General Partner shall notify the Limited Partner of all indemnification obligations of the Fund pursuant to Section 9.1 and shall not agree to the payment of any claims or damages in excess of $500,000 without the prior consent of the Limited Partner, which consent shall not be unreasonably withheld.

     (b) Expenses. Reasonable expenses incurred by a Covered Person in defense or settlement of any Claim that may be subject to a right of indemnification hereunder may be advanced by the Fund to such Covered Person prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if payment of a settlement by the Fund requires the consent of the Limited Partner pursuant to the last sentence of Section 9.1(a) and such settlement is not consented to by the Limited Partner or if it shall be determined by a court of competent jurisdiction that the Covered Person was not entitled to be indemnified hereunder. All judgments against the Fund and either or both of the General Partner or the Manager, in respect of which the General Partner or the Manager is entitled to indemnification, shall first be satisfied from Fund assets, including any payments under Section 9.2, before the General Partner or the Manager, as the case may be, is responsible therefor.

     (c) Notices of Claims, etc. Promptly after receipt by a Covered Person of notice of the commencement of any Proceeding, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Fund, give written notice to the Fund of the commencement of such Proceeding, provided that the failure of any Covered Person to give such notice as provided herein shall not relieve the Fund of its obligations under this Section 9.1 except to the extent that the Fund is actually prejudiced by such failure to give such notice. If any such Proceeding is brought against a Covered Person (other than a derivative suit in right of the Fund), the Fund will be entitled to participate in and to assume the defense thereof to the extent that the Fund may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Fund to such Covered Person of the Fund’s election to assume the defense of such Proceeding, the Fund will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. The Fund will not consent to entry of any judgment or enter into any settlement of such Proceeding that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability in respect to such Proceeding and the related Claim.

     (d) Survival of Protection. The provisions of this Section 9.1 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 9.1 and regardless of any subsequent amendment to this Agreement, and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

     (e) Reserves. If the General Partner determines that it is appropriate or necessary to do so, the General Partner may cause the Fund to establish reasonable reserves, escrow accounts or similar accounts to fund its obligations under this Section 9.1.

     (f) Rights Cumulative. The right of any Covered Person to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns, heirs and legal representatives.

     (g) No Personal Indemnification Obligations. The General Partner hereby confirms that this Agreement does not impose any personal indemnification obligations on the Limited Partner and shall not be applied or construed to require the Limited Partner to provide indemnification directly to any person or entity hereunder. The Limited Partner, however, acknowledges that it is obligated as a limited partner to make a Capital Contribution pursuant to the terms of the Agreement. In no event shall the liability of the Limited Partner exceed the aggregate amount of the Limited Partner’s Capital Contributions to be made under this Agreement.

     (h) Certain Indemnification Incidents. In the event the Fund has been required at least twice pursuant to this Section 9.1 to indemnify Covered Persons in the amount, with respect to each occurrence, of more than $500,000 (each such occurrence an “Indemnification Incident”) and upon the written request of the Limited Partner within 60 days of the occurrence of the second Indemnification Incident or each Indemnification Incident thereafter, the General Partner will, at the option of the Limited Partner, either cause the Fund to consent to the removal of the Collateral Manager pursuant to the terms of the Collateral Management Agreement or cause the Fund to direct the CDO Fund to optionally redeem the Notes pursuant to the terms of the indenture under which such Notes were issued.

     9.2. Return of Certain Distributions to Fund Indemnification. Notwithstanding any other provision of this Agreement, at any time and from time to time prior to the first anniversary of the dissolution of the Fund pursuant to Section 11.1, the General Partner may require the Partners to return distributions to the Fund in an amount sufficient to satisfy all or any portion of the indemnification obligations of the Fund pursuant to Section 9.1, whether such obligations arise before or after the last day of the Term or, with respect to any Partner, before or after such Partner’s withdrawal from the Fund, provided that each Partner shall return distributions in respect of its share of any such indemnification payment by each Partner in such amounts as shall result in each Partner retaining cumulative distributions from the Fund (net of any returns of distributions under this Section 9.2) equal to the cumulative amount that would have been distributed to such Partner had the amount of such distributions been, at the time of such distribution, reduced by the amount of such indemnification obligations, as equitably determined by the General Partner, and thereafter, or in any other circumstances, by the Partners in proportion to their Capital Contributions.

     Any distributions returned pursuant to this Section 9.2 shall not be treated as Capital Contributions, but shall be treated as returns of distributions in making subsequent distributions pursuant to Sections 6.3 and 11.2 (other than for purposes of computing the preferred return, which shall be computed based on actual Capital Contributions made and distributions received). Notwithstanding anything in this Section 9.2 to the contrary, a Partner’s liability under the first sentence of this Section 9.2 is limited to an amount equal to the sum of all distributions received by such Partner from the Fund. Nothing in this Section 9.2, express or implied, is intended or shall be construed to give any Person other than the Fund or the Partners any legal or equitable right, remedy or claim under or in respect of this Section 9.2 or any provision contained herein.

     9.3. Other Source of Recovery. The General Partner shall cause the Fund to use its commercially reasonable efforts to obtain the funds needed to satisfy its indemnification obligations under Section 9.1 from Persons other than the Partners (for example, out of Fund assets or pursuant to insurance policies) before causing the Fund to make payments pursuant to Section 9.1 and before requiring the Partners to return distributions to the Fund pursuant to Section 9.2. Notwithstanding the foregoing, nothing in this Section 9.3 shall prohibit the General Partner from causing the Fund to make such payments or requiring the Partners to return such distributions if the General Partner determines that the Fund is not likely to obtain sufficient funds from such other sources in a timely fashion, or that attempting to obtain such funds would be futile or not in the best interests of the Fund.

ARTICLE X

TRANSFERS

     10.1. Transfers by the Limited Partner. Except as set forth in this Article X, the Limited Partner may not Transfer all or any part of its interest in the Fund. Notwithstanding the foregoing, the Limited Partner may, with the prior written consent of the General Partner and upon compliance with Section 10.2, Transfer all or a portion of its interest in the Fund. The consent of the General Partner to any such Transfer by the Limited Partner may be withheld by the General Partner in its discretion, provided that such consent will not be unreasonably withheld if such Transfer is to an Affiliate of the Limited Partner. Unless effected in accordance with and as permitted by this Agreement, no attempted Transfer or substitution shall be recognized by the Fund and any purported Transfer or substitution not effected in accordance with and as permitted by this Agreement shall be void.

     10.2. Conditions to Transfer. Any purported Transfer by the Limited Partner pursuant to the terms of this Article X shall, in addition to requiring the prior written consent referred to in Section 10.1, be subject to the satisfaction of the following conditions:

     (a) the Limited Partner that proposes to effect such Transfer (a “Transferor”) or the Person to whom such Transfer is to be made (a “Transferee”) shall have undertaken to pay all reasonable expenses incurred by the Fund, the General Partner or the Manager in connection therewith;

     (b) the General Partner shall have been given at least 30 days’ prior written notice of the proposed Transfer;

     (c) the Fund shall have received from the Transferee and, in the case of clause (iii) below, from the Transferor to the extent specified by the General Partner, (i) such assignment agreement and other documents, instruments and certificates as may be reasonably requested by the General Partner, pursuant to which such Transferee shall have agreed to be bound by this Agreement, including, if requested, a counterpart of this Agreement executed by or on behalf of such Transferee, (ii) a certificate or representation to the effect that the representations set forth in Section 12.3 are (except as otherwise disclosed to and consented to by the General Partner) true and correct with respect to such Transferee as of the date of such Transfer and (iii) such other documents, opinions, instruments and certificates as the General Partner shall have reasonably requested;

     (d) such Transferor or Transferee shall have delivered to the Fund the opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the General Partner, described in Section 10.3;

     (e) each of the Transferor and the Transferee shall have provided a certificate or representation to the effect that (i) the proposed Transfer will not be effected on or through (A) a U.S. national, regional or local securities exchange, (B) a non-U.S. securities exchange or (C) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers and (ii) it is not, and its proposed Transfer or acquisition (as the case may be) will not be made by, through or on behalf of, (A) a Person, such as a broker or a dealer, making a market in interests in the Fund or (B) a Person that makes available to the public bid or offer quotes with respect to interests in the Fund;

     (f) such Transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof’, as such terms are used in section 1.7704 -1 of the Treasury Regulations; and

     (g) such Transfer would not result in the Fund at any time during its taxable year having more than 100 partners, within the meaning of section 1.7704 -1(h)(l)(ii) of the Treasury Regulations (taking into account section 1.7704 -l(h)(3) of the Treasury Regulations).

     The General Partner may waive any or all of the conditions set forth in this Section 10.2, other than clause (f) of the preceding sentence, if the General Partner determines that such waiver is in the best interest of the Fund.

     10.3. Opinion of Counsel. The opinion of counsel referred to in Section 10.2(d) with respect to a proposed Transfer shall, unless otherwise specified by the General Partner, be substantially to the effect that:

     (a) such Transfer will not require registration under the Securities Act or violate any provision of any applicable non-U.S. securities laws;

     (b) the Transferee is a Person that (A) counts as one beneficial owner for purposes of section 3(c)(l) of the Investment Company Act and (B) is a “qualified purchaser” as such term is defined in section 2(a)(51) of the Investment Company Act;

     (c) such Transfer will not require any of the Manager, the General Partner or any Affiliate of the Manager or the General Partner to register as an investment adviser under the Advisers Act if such Person is not already so registered;

     (d) such Transfer will not cause the Fund to be taxable as a corporation under the Code; and

     (e) such Transfer will not violate the laws, rules or regulations of any state or any governmental authority applicable to the Transferor, the Transferee or such Transfer.

     In giving such opinion, counsel may, with the consent of the General Partner, rely as to factual matters on certificates of the Transferor, the Transferee and the General Partner and may include in its opinion customary qualifications and limitations.

     10.4. Substitute Partners. Notwithstanding any other provision of this Agreement, a Transferee may be admitted to the Fund as a substitute Limited Partner of the Fund (a “Substitute Partner”) only with the consent of the General Partner. Unless the General Partner, the Transferor and the Transferee otherwise agree, in the event of the admission of a Transferee as a Substitute Partner, all references herein to the Transferor shall be deemed to apply to such Substitute Partner, and such Substitute Partner shall succeed to all of the rights and obligations of the Transferor hereunder. A Person shall be deemed admitted to the Fund as a Substitute Partner at the time that the foregoing conditions are satisfied and such Person is listed as a limited partner of the Fund on Schedule A hereto.

     10.5. No Transfers by the General Partner. The General Partner may not Transfer all or any part of its interest in the Fund, provided that the General Partner may Transfer its interest in the Fund to a Person directly or indirectly controlled by the General Partner in which the General Partner retains a significant economic interest. If the General Partner Transfers its entire interest in the Fund pursuant to this Section 10.5, the transferee shall automatically be admitted to the Fund as a replacement general partner immediately prior to such Transfer upon execution of a counterpart of this Agreement, and such transferee shall continue the business of the Fund without dissolution of the Fund.

ARTICLE XI

DISSOLUTION AND WINDING UP OF THE FUND

     11.1. Dissolution. There will be a dissolution of the Fund and its affairs shall be wound up upon the first to occur of any of the following events:

     (a) the expiration of the Term as provided in Section 1 .4; or

     (b) the last Business Day of the first Fiscal Year in which all assets acquired or agreed to be acquired by the Fund have been sold or otherwise disposed of; or

     (c) the withdrawal, bankruptcy or dissolution of the General Partner, or the assignment by the General Partner of its entire interest in the Fund, or the occurrence of any other event that causes the General Partner to cease to be a General Partner of the Fund under the Partnership Law, unless (i) at the time of the occurrence of such event there is at least one remaining general partner of the Fund that is hereby authorized to and does (unanimously in the case of more than one general partner) elect to continue the investment and other activities of the Fund without dissolution or (ii) within 90 days after the occurrence of such event the Limited Partner agrees in writing or vote to continue the investment and other activities of the Fund and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Fund; or

     (d) the determination by the General Partner to dissolve the Fund because it has determined that there is a substantial likelihood that due to a change in the text, application or interpretation of the provisions of the U.S. federal securities laws (including the Securities Act, the Investment Company Act and the Advisers Act) or any other applicable statute, regulation, case law, administrative ruling or other similar authority (including changes that result in the Fund being taxable as a corporation under U.S. federal income tax law), the Fund cannot operate effectively in the manner contemplated herein, after the General Partner has used its commercially reasonable efforts to remedy the circumstances resulting in the General Partner’s determination pursuant to this Section 11.1(d); or

     (e) the entry of a decree of judicial dissolution pursuant to the Partnership Law; or

     (f) the failure of the CDO Fund to close as contemplated by Section 5.4; or

     (g) at such time as there are no limited partners in the Fund, unless the investment and other activities of the Fund are continued in accordance with the Partnership Law.

     11.2. Winding Up.

     (a) Liquidation of Assets. Upon the dissolution of the Fund, the General Partner (or, if dissolution of the Fund should occur by reason of Section 11.1(c) or the General Partner is unable to act as liquidator, a duly elected liquidating trustee of the Fund or other representative designated by the Limited Partner) shall use its commercially reasonable efforts to liquidate all of the assets of the Fund in an orderly manner, provided that if in the judgment of the General Partner (or such liquidating trustee or other representative) an asset of the Fund should not be liquidated, the General Partner (or such liquidating trustee or other representative) shall allocate, on the basis of the Value of any assets of the Fund not sold or otherwise disposed of, any unrealized gain or loss based on such Value to the Partners’ Capital Accounts as though the assets in question had been sold on the date of such allocation and, promptly after giving effect to any such adjustment, distribute such assets in accordance with Section 11.2(b), and provided, further, that the General Partner (or such liquidating trustee or other representative) shall attempt to liquidate sufficient assets of the Fund to satisfy in cash (or make reasonable provision in cash for) the debts and liabilities referred to in clauses (i) and (ii) of Section 11.2(b) .

     (b) Application and Distribution of Proceeds of Liquidation and Remaining Assets. The General Partner (or the liquidating trustee or other representative referred to in Section 11.2(a)) shall apply the proceeds of the liquidation referred to in Section 11.2(a) and any remaining Fund assets, and shall distribute any such proceeds and assets, as follows and in the following order of priority:

     (i) First, to (A) creditors in satisfaction of the debts and liabilities of the Fund, whether by payment thereof or the making of reasonable provision for payment thereof (other than any loans or advances that may have been made by any of the Partners to the Fund), and (B) the expenses of liquidation, whether by payment thereof or the making of reasonable provision for payment thereof, and (C) the establishment of any reasonable reserves (which may be funded by a liquidating trust) to be established by the General Partner (or liquidating trustee or other representative) in amounts determined by it to be necessary for the payment of the Fund’s expenses, liabilities and other obligations (whether fixed or contingent);

     (ii) Second, to the Partners, if any, that made loans or advances to the Fund in satisfaction of such loans and advances, whether by payment thereof or the making of reasonable provision for payment thereof; and

     (iii) Third, to the Partners in accordance with their positive Capital Account balances (after all required allocations have been made).

     If the General Partner has received a prior written notice that a distribution of Securities to be made pursuant to clause (iii) of the preceding sentence of this Section 11.2(b) would cause a Material Adverse Effect on the Limited Partner, the General Partner shall distribute such Securities to a third Person designated in such notice by the Limited Partner.

     (c) Time for Liquidation, etc. A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Fund and the discharge of liabilities to creditors so as to enable the General Partner to seek to minimize potential losses upon such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a notice of dissolution of the Fund with the Registrar of Exempted Limited Partnerships in the Cayman Islands as provided in Section 11.3.

     11.3. Notice of Dissolution. Upon completion of the foregoing, the General Partner (or the liquidating trustee or other representative referred to in Section 11.2(a)) shall execute, acknowledge and cause to be filed a notice of dissolution of the Fund, provided that the winding up of the Fund will not be deemed complete and such notice of dissolution will not be filed by the General Partner (or such liquidating trustee or other representative) prior to the second anniversary of the last day of the Term unless otherwise required by law.

ARTICLE XII

AMENDMENTS; POWER OF ATTORNEY; REPRESENTATIONS

     12.1. Amendment. Any modifications of or amendments to this Agreement duly adopted in accordance with the terms of this Agreement may be executed in accordance with Section 12.2. The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the written consent of the General Partner and the Limited Partner, provided that the General Partner may, without the consent of the Limited Partner:

     (a) amend Schedule A hereto to reflect changes validly made pursuant to the terms of this Agreement;

     (b) enter into agreements with Persons that are Transferees pursuant to the terms of this Agreement, providing in substance that such Transferees will be bound by this Agreement and will become Substitute Partners;

     (c) amend this Agreement as may be required to implement Transfers of interests of the Limited Partner as contemplated by Section 10.1 and/or the admission of any Substitute Partner, and any related changes in Schedule A hereto related to a Substitute Partner;

     (d) amend this Agreement (i) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the Securities and Exchange Commission, the Internal Revenue Service or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non U.S. statute, compliance with which the General Partner deems to be in the best interest of the Fund and (ii) to change the name of the Fund so long as such amendment under this clause (d) does not adversely affect the interests of the Limited Partner; and

     (e) amend this Agreement to cure any ambiguity or correct or supplement any provision hereof that may be incomplete or inconsistent with any other provision hereof, so long as such amendment under this clause (e) does not adversely affect the interests of the Limited Partner.

     12.2. Power of Attorney. The Limited Partner does hereby irrevocably constitute and appoint the General Partner and its officers, or the successor thereof as general partner of the Fund and its officers, with full power of substitution, the true and lawful attorney-in-fact and agent of the Limited Partner, to execute, acknowledge, verify, swear to, deliver, record and file, in its or its assignee’s name, place and stead, all instruments, documents and certificates that may from time to time be required by the laws of the Cayman Islands, the United States, the State of Delaware, the State of New Jersey, the State of New York, any other jurisdiction in which the Fund conducts or plans to conduct business, or any political subdivision or agency thereof, to effectuate, implement and continue the valid existence and investment and other activities of the Fund, including the power and authority to execute, verify, swear to, acknowledge, deliver, record and file:

     (a) all certificates and other instruments, including any amendments to this Agreement or to the Certificate of Limited Partnership of the Fund, that the General Partner determines to be appropriate to (i) form, qualify or continue the Fund as a limited partnership (or a partnership in which the limited partners have limited liability) in the Cayman Islands and all other jurisdictions in which the Fund conducts or plans to conduct business and (ii) admit such Partner as a Limited Partner in the Fund;

     (b) all instruments that the General Partner determines to be appropriate to reflect any amendment to this Agreement or the Certificate of Limited Partnership of the Fund (i) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the Securities and Exchange Commission, the Internal Revenue Service, or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non-U.S. statute, compliance with which the General Partner deems to be in the best interest of the Fund, (ii) to change the name of the Fund and (iii) to cure any ambiguity or correct or supplement any provision hereof that may be incomplete or inconsistent with any other provision herein contained so long as, in each case, such amendment does not adversely affect the interests of the Limited Partner;

     (c) all conveyances and other instruments that the General Partner determines to be appropriate to reflect and effect the dissolution, winding up and termination of the Fund in accordance with the terms of this Agreement, including the filing of a notice of dissolution as provided for in Article XI;

     (d) all instruments relating to Transfers of interests in the Fund or the admission of Substitute Partners in accordance with the terms of this Agreement;

     (e) all amendments to this Agreement duly approved and adopted in accordance with Section 12.1;

     (f) certificates of assumed name and such other certificates and instruments as may be necessary under the fictitious or assumed name statutes from time to time in effect in all jurisdictions in which the Fund conducts or plans to conduct business; and

     (g) any other instruments determined by the General Partner to be necessary or appropriate in connection with the proper conduct of the business of the Fund and that do not adversely affect the interests of the Limited Partner.

Such attorney-in-fact and agent shall not, however, have the right, power or authority to amend or modify this Agreement, when acting in such capacities, except to the extent authorized herein. This power of attorney shall not be affected by the subsequent disability or incompetence of the principal. This power of attorney shall be deemed to be coupled with an interest, shall be irrevocable, shall survive and not be affected by the dissolution, bankruptcy or legal disability of the Limited Partner and shall extend to the Limited Partner’s successors and assigns. This power of attorney may be exercised by such attorney-in-fact and agent for the Limited Partner by a single signature of the General Partner acting as attorney-in-fact with or without listing the Limited Partner executing an instrument. Any Person dealing with the Fund may conclusively presume and rely upon the fact that any instrument referred to above, executed by such attorney-in-fact and agent, is authorized and binding, without further inquiry. If required, the Limited Partner shall execute and deliver to the General Partner, within five Business Days after receipt of a request therefor, such further designations, powers of attorney or other instruments as the General Partner shall determine to be necessary for the purposes hereof consistent with the provisions of this Agreement.

     12.3. Representations. The Limited Partner represents, warrants and covenants to the Fund as follows:

     (a) Capacity. The Limited Partner is duly organized, formed or incorporated, as the case may be, and validly existing and in good standing, under the laws of such Limited Partner’s jurisdiction of organization, formation or incorporation, and such Limited Partner has the full capacity, power and authority to execute, deliver and perform this Agreement and to subscribe for and purchase an interest as a partner of the Fund. The Limited Partner’s purchase of an interest and the Limited Partner’s execution, delivery and performance of this Agreement have been authorized by all necessary corporate or other action on the Limited Partner’s behalf. The Limited Partner has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Limited Partner, enforceable against the Limited Partner in accordance with its terms.

     (b) Compliance with Laws and Other Instruments. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance of the Limited Partner’s obligations hereunder will not conflict with, or result in any violation of or default under, any provision of any agreement or other instrument to which the Limited Partner is a party or by which the Limited Partner or any of the Limited Partner’s assets are bound, or any judgment, decree, statute, order, rule or regulation applicable to the Limited Partner or the Limited Partner’s assets.

     (c) Access to Information. The Limited Partner has carefully reviewed this Agreement. The Limited Partner has been provided an opportunity to ask questions of, and the Limited Partner has received answers thereto satisfactory to the Limited Partner from, the Fund and its representatives regarding the Agreement and the terms and conditions thereof, and the Limited Partner has obtained all additional information requested by the Limited Partner of the Fund and its representatives to verify the accuracy of all such information furnished to the Limited Partner. The Limited Partner is not relying on the Fund, the General Partner or any of their partners, officers, counsel, agents or representatives for legal, investment or tax advice. The Limited Partner has sought independent legal, investment and tax advice to the extent that the Limited Partner has deemed necessary or appropriate in connection with the Limited Partner’s decision to invest in the Fund.

     (d) Potential Conflicts of Interest. The Limited Partner acknowledges that there may be situations in which the interests of the Fund may conflict with the interests of the General Partner, the Manager, or their respective Affiliates. The Limited Partner agrees that the activities of the General Partner, the Manager, and their respective Affiliates expressly authorized by this Agreement may be engaged in by the General Partner, the Manager or any such Affiliate, as the case may be, and will not, in any case or in the aggregate, be deemed a breach of this Agreement or any duty that might be owed by any such Person to the Fund or to any Partner.

     (e) Evaluation of and Ability to Bear Risks. The Limited Partner has such knowledge and experience in financial affairs that the Limited Partner is capable of evaluating the merits and risks of purchasing an interest in the Fund, and the Limited Partner has not relied in connection with this investment upon any representations, warranties or agreements other than those set forth in this Agreement. The Limited Partner’s financial situation is such that the Limited Partner can afford to bear the economic risk of holding an interest in the Fund for an indefinite period of time, and the Limited Partner can afford to suffer the complete loss of the Limited Partner’s investment in such interest.

     (f) Purchase for Investment. The Limited Partner is acquiring the interest in the Fund to be purchased by such Limited Partner pursuant to this Agreement for the Limited Partner’s own account for investment, for a separate account maintained by the Limited Partner, or for the account of a single pension or trust fund of which the Limited Partner is a trustee or as to which the Limited Partner is the sole qualified professional asset manager within the meaning of Department of Labor (“DOL”) Prohibited Transaction Exemption 84-14 (a “QPAM”), in each case not with a view to or for sale in connection with any distribution of all or any part of such interest. The Limited Partner will not, directly or indirectly, Transfer all or any part of such interest (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of such interest) except in accordance with the registration provisions of the Securities Act or an exemption from such registration provisions, with any applicable state or non-U.S. securities laws, and with the terms of this Agreement. If the Limited Partner is purchasing for the account of a pension or trust fund, the Limited Partner represents that the Limited Partner is acting as sole trustee or sole QPAM and has sole investment discretion with respect to the acquisition of the interest to be purchased by the Limited Partner pursuant to this Agreement, and the determination and decision on the Limited Partner’s behalf to purchase such interest for such pension or trust fund is being made by the same individual or group of individuals who customarily pass on such investments, [so that the Limited Partner’s decision as to purchases for such pension or trust fund is the result of one study and conclusion]. The Limited Partner understands that such Limited Partner must bear the economic risk of an investment in an interest in the Fund for an indefinite period of time because, among other reasons, the interests in the Fund have not been registered under the Securities Act and, therefore, such an interest cannot be sold other than through a privately negotiated transaction unless it is subsequently registered under the Securities Act or an exemption from such registration is available. The Limited Partner also understands that sales or transfers of such interests are further restricted by the provisions of this Agreement, and may be restricted by other applicable securities laws, and that no market exists or is expected to develop for the interests.

     (g) Qualified Purchaser. The Limited Partner is a “qualified purchaser,” as such term is defined in section 2(a)(5l) of the Investment Company Act.

ARTICLE XIII

MISCELLANEOUS

     13.1. Notices. Each notice relating to this Agreement shall be in writing and shall be delivered (a) in person, by registered or certified mail or by private courier or (b) by facsimile or other electronic means, confirmed by telephone to an officer or other representative of the recipient, provided that the Drawdown Notice required by Section 5.2(b) and notice required by Section 6.3 shall be given by facsimile. All notices to the Limited Partner shall be delivered to the Limited Partner at its last known address as set forth in the records of the Fund. All notices to the General Partner shall be delivered to the General Partner at its address set forth in the first sentence of Section 1.2(b) . The Limited Partner may designate a new address for notices by giving written notice to that effect to the General Partner. The General Partner may designate a new address for notices by giving written notice to that effect to the Limited Partner. Unless otherwise specifically provided in this Agreement, a notice given in accordance with the foregoing clause (a) shall be deemed to have been effectively given two Business Days after such notice is mailed by registered or certified mail, return receipt requested, and one Business Day after such notice is sent by Federal Express or other one-day service provider, to the proper address, or at the time delivered when delivered in person or by private courier. Any notice to the General Partner or to the Limited Partner by facsimile or other electronic means shall be deemed to have been effectively given when sent and confirmed by telephone in accordance with the foregoing clause (b).

     13.2. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

     13.3. Table of Contents and Headings. The table of contents and the headings of the articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.

     13.4. Successors and Assigns. This Agreement shall inure to the benefit of the Partners, the Initial Limited Partner and the Covered Persons, and shall be binding upon the parties, and, subject to Section 10.1, their respective successors, permitted assigns and, in the case of individual Covered Persons, heirs and legal representatives.

     13.5. Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

     13.6. Further Actions. The Limited Partner shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the General Partner in connection with the formation of the Fund and the achievement of its purposes or to give effect to the provisions of this Agreement, in each case as are not inconsistent with the terms and provisions of this Agreement, including any documents that the General Partner determines to be necessary or appropriate to form, qualify or continue the Fund as a limited partnership in all jurisdictions in which the Fund conducts or plans to conduct its investment and other activities and all such agreements, certificates, tax statements and other documents as may be required to be filed by or on behalf of the Fund.

     13.7. Determinations of the Partners. Unless otherwise specified in this Agreement, any determination, decision, consent, vote or judgment of, or exercise of discretion by, or action taken or omitted to be taken by, a Partner under this Agreement shall be made, given, exercised, taken or omitted as such Partner shall determine in its sole and absolute discretion, and in connection with the foregoing, such Partner shall be entitled to consider only such interests and factors as it deems appropriate, including its own interests, and shall act in good faith. If any questions should arise with respect to the operation of the Fund that are not specifically provided for in this Agreement or the Partnership Law, or with respect to the interpretation of this Agreement, the General Partner is hereby authorized to make a final determination with respect to any such question and to interpret this Agreement in good faith, and its determination and interpretation so made shall be final and binding on all parties.

     13.8. Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is given in writing, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor such waiver was given.

     13.9. Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE CAYMAN ISLANDS. In addition to the foregoing, the General Partner hereby agrees and acknowledges that any contract claim asserted by the General Partner or the Fund against the Limited Partner arising out of this Agreement may only be brought before and subject to the exclusive jurisdiction of the board of claims of the Commonwealth of Pennsylvania pursuant to §§ 4651-1 et seq. of Title 72 PA. Statutes.

     13.10. No Waiver of Immunity. The General Partner understands that the Limited Partner reserves all immunities, defenses, rights or actions arising out of its status as a sovereign state or entity, including those under the Eleventh Amendment to the United States Constitution. No provision of this Agreement shall be construed as a waiver or limitation of such immunities, defenses, rights or action.

     13.11. Confidentiality. The Limited Partner shall keep confidential and shall not disclose without the prior written consent of the General Partner (other than to the Limited Partner’s employees, auditors or counsel) any information with respect to the Fund or the CDO Fund, provided that the Limited Partner may disclose any such information (a) as has become generally available to the public other than as a result of the breach of this Section 13.11 by the Limited Partner or any agent or Affiliate of the Limited Partner, (b) as may be required to be included in any report, statement or testimony required to be submitted to any municipal, state or national regulatory body having jurisdiction over the Limited Partner, (c) as may be required in response to any summons or subpoena or in connection with any litigation, (d) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to the Limited Partner, (e) to its professional advisors and (f) as may be required in connection with an audit by any taxing authority. Notwithstanding any other provision of this Agreement, the General Partner shall have the right to keep confidential from the Limited Partner for such period of time as the General Partner determines is reasonable (i) any information that the General Partner reasonably believes to be in the nature of trade secrets and (ii) any other information (A) the disclosure of which the General Partner in good faith believes is not in the best interest of the Fund or could damage the Fund or its investments or (B) that the Fund is required by law or by agreement with a third Person to keep confidential.

     13.12. Survival of Certain Provisions. The obligations of each Partner pursuant to Section 6.11 and Article IX shall survive the termination or expiration of this Agreement and the dissolution, winding up and liquidation of the Fund.

     13.13. Waiver of Partition. Except as may otherwise be provided by law in connection with the dissolution, winding up and liquidation of the Fund, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Fund’s property.

     13.14. Entire Agreement. This Agreement constitutes the entire agreement among the Partners and between the Partners and the Initial Limited Partner with respect to the subject matter hereof, and supersede any prior agreement or understanding among them with respect to such subject matter. The representations and warranties of the Limited Partner herein shall survive the execution and delivery of this Agreement.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

GENERAL PARTNER:

GSC PARTNERS CDO GP III, L.P.

By:	GSC CDO III, L.L.C.,
its general partner

By:	GSC (NJ) Holdings, L.P.,
its member

By:	GSCP (NJ), Inc.,
its general partner

By:

Name:
Title:

INITIAL LIMITED PARTNER:

Solely to reflect the withdrawal of the Initial Limited Partner for purposes of Section 1.8

GSCP (NJ), L.P.

By:	GSCP (NJ), Inc.,
its general partner

By:

Name:
Title:

LIMITED PARTNER:

[LIMITED PARTNER]

[ ]

Federal Tax Identification Number

ATTEST:

By: [Limited Partner Signatory]	By: [Limited Partner Signatory]
Date:	Date:
Title: [Title]	Title: [Title]

Approved for form and legality:

[Title] Date	[Title] Date

[Title] Date
[Limited Partner Signatory]

The undersigned is hereby executing and delivering this Agreement solely for the purpose of agreeing to the provisions of Sections 2.1, 2.3, 2.5 and 7.1, but shall not thereby become or be deemed a partner of the Fund.

MANAGER:

GSCP (NJ), L.P.

By:	GSCP (NJ) Inc.,
its general partner

By:

Name:
Title:

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SCHEDULE A

PARTNERS, CAPITAL COMMITMENTS
AND SHARING PERCENTAGES

General Partner:	Capital Commitment	Sharing Percentage

GSC Partners CDO GP III, LP.	$20,000,000	20%

Limited Partners:

[Limited Partner]	$80,000,000	80%

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